                      BEFORE THE WASHINGTON UTILITIES AND
                            TRANSPORTATION COMMISSION


In the Matter of the Application of,
                                             DOCKET NO. UE-950195

PUGET SOUND POWER & LIGHT                    COMMISSION DECISION AND ORDER
COMPANY                                      APPROVING STIPULATION;
                                             GRANTING APPLICATION
For Approval of (1) Conservation
Asset Transaction under the
Washington Conservation
Financing Statute and
(2) Proposed Tariff Revisions
and Rate Mechanism

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                                     SUMMARY

     PROCEEDINGS: This application is in two parts: First, a request by Puget Sound Power & Light Company (Puget or company) for approval of a Conservation Asset Transaction(1) (Transaction) and a Pooling and Service Agreement (Agreement); Second, a request by the company for tariff revisions to its
Schedule 80 to support the Transaction. On April 17, 1995, the parties filed a Stipulation for Approval of Application (Stipulation), stipulating that the Transaction and Agreement be approved, with a prescribed sharing of the Transaction benefits, and stipulating that the tariff revisions also be approved.

     HEARINGS: The Commission held a prehearing conference in this matter on March 23, 1995. The Commission held a hearing to consider the Stipulation on April 26, 1995, before Chairman Sharon L. Nelson, Commissioner Richard Hemstad, Commissioner William R. Gillis, and Administrative Law Judge Elmer E. Canfield of the Office of Administrative Hearings.

     APPEARANCES: James M. Van Nostrand, attorney, Bellevue represents applicant Puget Sound Power and Light Company. Robert D. Cedarbaum, assistant attorney general, Olympia, represents the Staff of the Washington Utilities and Transportation Commission. Donald T. Trotter, Assistant Attorney General, Seattle, appeared as Public Counsel.

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     (1) The proposed transaction would implement the Washington Conservation
Financing Statute, Ch. 268, Laws 1994, codified at RCW 80.28.303, and
RCW 80.28.309.

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DOCKET NO. UE-950195                                                  PAGE 2


     SUMMARY: The Commission accepts the Stipulation for Approval of Application as filed, allowing the company to finance the full amount of its unamortized conservation investment that is being recovered in rates as of the closing date of the Transaction. Estimated savings from the Transaction are $22.7 million. $19.9 million, about 87% of the savings, will be passed through to the company's ratepayers. The remaining savings will benefit shareholders.

                                   MEMORANDUM

I.   SCOPE OF PROCEEDINGS

     On February 16, 1995, the company filed with the Commission an application for approval of a proposed Conservation Asset Transaction and a Pooling and Service Agreement under RCW 80.28.005, .303, and .309. The Transaction includes the establishment of the Puget Power Conservation Grantor Trust 1995-1(1995-1 Trust), the sale and transfer to the 1995-1 Trust of conservation investment assets arising from expenditures by the company on customer conservation measures, and the issuance by the 1995-1 Trust of up to $207,781,412 of certificates evidencing interests in the conservation investment assets. The company also requested approval of tariff revisions to Puget's Schedule 80 to support the proposed Transaction, and a methodology and mechanism for periodically revising Schedule 80. Finally, the application sought authorization to defer the costs associated with the Transaction for inclusion in future rates.

     The Commission set the matter for hearing and convened a prehearing conference on March 23, 1995. A Prehearing Conference Order was served
March 24, 1995, which established an accelerated schedule for the proceeding.
On April 17, 1995, the parties presented a Stipulation for Approval of Application, which requested a hearing on April 26, 1995, and a Commission order by May 1, 1995.

II.  SETTLEMENT PROPOSAL

     The parties' Stipulation for Approval of Application is summarized as follows:
          * The parties agree that approval of the application, subject to the conditions described below, is in the public interest and will establish 1) the company's conservation expenditures as bondable conservation investment, 2) the terms and conditions of the Transaction as reasonable, and 3) the Transaction as more favorable to the company's ratepayers than other reasonably available alternatives.

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DOCKET NO. UE-950195                                                  PAGE 3


          * The company may include in this financing the full amount of its unamortized conservation investment that is being recovered in rates as of the closing date of the Transaction.

          * The company estimates that the Transaction will reduce the cost of financing existing conservation investments by approximately
     $22.7 million. Beginning January 1, 1996, the company will reduce monthly deferrals recorded under the periodic rate adjustment mechanism (PRAM) to reflect the reduction in financing costs, calculated by taking the difference between 11.83% and the actual cost rate of the certificates issued pursuant to the Transaction. About 87% of the savings, or approximately $19.9 million, will be passed through to ratepayers under this approach.

          * The company is authorized to defer the actual transaction costs associated with the Transaction. The company shall begin amortizing such transaction costs as of the date of closing of the Transaction. The schedule for amortizing such costs shall be directly proportional to the amortization of the conservation investment refinanced in the Transaction.

          * The company will cease to earn a 2% increment above the rate of return on common equity otherwise allowed by RCW 80.28.260(1) as of the earlier of October 1, 1995, or the effective date of rates set in the company's next general rate increase case or PRAM proceeding.

          * The company will file tariff revisions to its Schedule 80, General Rules and Provisions, in the form proposed in the application.

III. COMMISSION DISCUSSION AND DECISION

     The Commission acknowledges the time and effort that went into accomplishing this settlement. The settlement of matters before the Commission is encouraged because it eliminates the need for protracted litigation, and saves both time and money for all parties. In this case, especially, earlier execution of the Transaction will increase its benefits by its earlier application to a larger amount of conservation expenditures. This is a case of first impression and we appreciate the thoughtful work of each party in ensuring that the Commission has a basis for the findings required by statute, and for the finding that the Transaction will in fact provide benefits to both ratepayers and shareholders.

     The Commission has had the opportunity to examine the Stipulation, the exhibits submitted into evidence, and the testimony of company and Commission Staff witnesses, and to ask questions of counsel and the witnesses. The parties have

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DOCKET NO. UE-950195                                                  PAGE 4


responded to a Commission bench request; their responses establish the factual basis in this record for the findings required by RCW 81.28.005, .303, and .309. The Commission believes the proposed Stipulation is consistent with the public interest, meets the statutory test for bondable conservation investment, and should be accepted.

                                FINDINGS OF FACT

     1. The Washington Utilities and Transportation Commission is an agency of the state of Washington, vested by statute with authority to regulate rates, rules, regulations, practices, accounts, securities, and transfers of public service companies, including electric companies.

     2. Puget Sound Power and Light Company is engaged in the business of furnishing electric service within the state of Washington.

     3. On February 16, 1995, Puget filed an application requesting approval of a proposed Conservation Asset Transaction and a Pooling and Service Agreement under RCW 80.28.005, .303, and .309. The company also requested approval of tariff revisions to its Schedule 80 to support the proposed Transaction, and approval of a methodology and mechanism for periodically revising Schedule 80. Finally, the application sought authorization to defer the costs associated with the Transaction for inclusion in future rates.

     4. On April 17, 1995, the parties filed a Stipulation for Approval of Application. The Stipulation was endorsed by Puget, Commission Staff, and Public Counsel. The Stipulation recommends the Commission approve the company's application to establish the 1995-1 Trust and refinance the conservation assets, subject to certain conditions. The Stipulation is attached as Appendix A and incorporated by this reference.

     5. The conservation assets are bondable conservation investment under RCW 80.28.005. The conservation measures and services do not produce assets that would be otherwise bondable under Puget's general utility mortgage.

     6. The expenditures were made pursuant to Schedule 83, an approved conservation service tariff.

     7. The amount of the company's unamortized conservation investment being recovered in rates as of the closing date of the Transaction can be designated as bondable conservation investment. These expenditures were incurred in conformity with the requirements of the company's conservation service tariff (Schedule 83) in effect at the time the costs were incurred. For conservation investment included in


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DOCKET NO. UE-950195                                                  PAGE 5


rate base in the company's most recent general rate increase case (Docket
Nos. UE-921262, et. al.), the Commission had determined these expenditures to be prudently incurred when the amounts were included in rate base in prior general rate increase proceedings of the company. For conservation investment included in rate base in the PRAM 4 proceeding (Docket No. UE-940728), such expenditures are designated as bondable conservation investment pursuant to RCW 80.28.309. The Commission has permitted recovery of conservation investment in rate base and not as an expense item.

     8. The terms and conditions of the financing are reasonable and will result in financing more favorable to ratepayers than other reasonably available alternatives and will result in reduced financing costs.

     9. The Commission has placed no specific requirements for performance of the conservation investments.

     10. The bonds are issued only to finance the conservation investment found to be bondable. The bonds rely wholly or in part on the conservation investment assets and the revenues arising from those assets for repayment.

     11. The 1995-1 Trust is a financing subsidiary under RCW 80.28.005(4). It is an appropriate means of implementing the Washington Conservation Financing Statute.

     12. The form of tariff revisions proposed by the company to Schedule 80 will allocate revenues to the 1995-1 Trust and are necessary to implement the Statute. To obtain the most favorable financing terms for the company and its ratepayers, it is necessary to approve a mechanism that will periodically revise
Schedule 80 to reflect a shortfall or surplus in collections. Appendix C to the company's application sets forth an appropriate methodology and timing mechanism for performing this periodic tariff revision. Appendix C is also incorporated by this reference.

     13. The proposed Transaction is in the public interest. The specific terms and conditions of the proposed Transaction, as set forth in the Agreement and its attachments, and as modified by the Stipulation, are reasonable and will result in financing more favorable to ratepayers than other reasonably available alternatives.

                               CONCLUSIONS OF LAW

     1. The Washington Utilities and Transportation Commission has jurisdiction over the subject matter of this application and the parties.

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DOCKET NO. UE-950195                                                  PAGE 6


     2. The conservation assets qualify as bondable conservation investment under the definitions in chapter 80.28 RCW.

     3. The contract selling the conservation assets to the 1995-1 Trust should be approved.

     4. The application should be approved, subject to the conditions set forth in the parties' Stipulation.

                                      ORDER

THE COMMISSION ORDERS:

     1. Subject to the conditions set forth in the Stipulation, the Commission approves the Conservation Asset Transaction and the Pooling and Service Agreement proposed by the company under the Washington Conservation Financing Statute, which includes: the establishment of the 1995-1 Trust; authorization under chapter 80.12 RCW to sell and transfer to the 1995-1 Trust the purchased assets; and issuance by the 1995-1 Trust of certificates representing the amount of the company's unamortized conservation investment being recovered in rates as of the closing date of the Transaction.

     2. Beginning January 1, 1996, the company shall reduce monthly deferrals recorded under the PRAM to reflect the reduction in financing costs at that time as a result of the Transaction.

     3. The Commission approves the form of tariff revisions proposed by the company to its Schedule 80 to allocate revenues to the 1995-1 Trust, in an aggregate amount equal to the Conservation Asset Transaction Amount, in accordance with the provisions of the Statute. Upon closing of the Transaction, when the actual terms of the financing are known, the company shall file tariff revisions in the form proposed in the application.

     4. The Commission approves the methodology and mechanism for periodically revising Schedule 80, as set forth in the Agreement and pursuant to the procedures set forth in Appendix C to the company's application.

     5. The Commission authorizes the company to defer the transaction costs associated with the Conservation Asset Transaction for inclusion in future rates, subject to the conditions set forth in paragraph II.4. of the Stipulation.

     6. As to conservation investment incurred prior to 1991, the company shall cease to earn a 2% increment above the rate of return on common equity otherwise allowed the company, as authorized by RCW 80.28.260(1), after the earlier of October 1, 1995, or the effective date of rates set in the company's next general rate increase case or PRAM proceeding, in accordance with paragraph II.5. of the Stipulation.


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DOCKET NO. UE-950195                                                  PAGE 7


     7. The Commission retains jurisdiction to effectuate the provisions of this Order.

     DATED at Olympia, Washington, and effective this 1st day of May 1995.


                                             WASHINGTON UTILITIES AND
                                             TRANSPORTATION COMMISSION

                                             /s/  Sharon L. Nelson

                                             SHARON L. NELSON, Chairman

                                             /s/  Richard Hemstad

                                             RICHARD HEMSTAD, Commissioner

                                             /s/  William R. Gillis

                                             WILLIAM R. GILLIS, Commissioner



NOTICE TO PARTIES:

THIS IS A FINAL ORDER OF THE COMMISSION. IN ADDITION TO JUDICIAL REVIEW, ADMINISTRATIVE RELIEF MAY BE AVAILABLE THROUGH A PETITION FOR RECONSIDERATION, FILED WITHIN 10 DAYS OF THE SERVICE OF THIS ORDER PURSUANT TO RCW 34.05.470 AND WAC 480-09-810, OR A PETITION FOR REHEARING PURSUANT TO RCW 80.04.200 OR RCW
81.04.200 AND WAC 480-09-820(1).


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                                   APPENDIX A

                                   BEFORE THE
                    WASHINGTON UTILITIES AND TRANSPORTATION
                                   COMMISSION


In the Matter of the Application of:
                                                  DOCKET NO. UE-950195

PUGET SOUND POWER & LIGHT                         STIPULATION FOR APPROVAL OF
COMPANY                                           APPLICATION

For Approval of (1) Conservation
Asset Transaction under the
Washington Conservation
Financing Statute and
(2) Proposed Tariff Revisions
and Rate Mechanism

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                               I.  INTRODUCTION

     On February 16, 1995, Puget Sound Power & Light Company ("the Company") filed an Application requesting the Washington Utilities and Transportation Commission to approve a proposed Conservation Asset Transaction (the "Transaction") and a Pooling and Service Agreement under RCW 80.28.005,
RCW 80.28.303 and RCW 80.28.309. The Transaction includes the establishment of the Puget Power Conservation Grantor Trust 1995-1 (the "Trust"), the sale and transfer to the Trust of conservation investment assets arising from expenditures by the Company on customer conservation measures, and the issuance by the Trust of up to $207,781,412 of certificates evidencing interests in the conservation investment assets. The Company's Application also requested approval of tariff revisions to its Schedule 80 to support the proposed Transaction, and of a methodology and mechanism for periodically revising
Schedule 80. The Company's Application also sought authorization to defer the transaction costs associated with the Transaction for inclusion in future rates.

     In a Notice of Prehearing Conference issued March 9, 1995, the Commission set the matter for hearing and convened a Prehearing Conference on March 23 1995 Subsequent to the Prehearing Conference, the Company, Staff and Public Counsel (individually, a "Party," and collectively, the "Parties") have engaged in discussions regarding the issues identified by Staff at the Commission's Open Public Meeting on March 8, 1995 and other issues in this proceeding. The conditions set forth in this

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Stipulation are the product of these discussions.  The Parties therefore adopt the following Stipulation for Commission approval of the Company's Application in this proceeding.

                               II.  STIPULATION

     The Parties hereby agree and stipulate as follows:

1.   APPROVAL OF TRANSACTION

     The Patties recommend that the Commission approve the Company's Application, subject to the conditions set forth below. A Commission order approving the Company's Application with these conditions will be in the public interest, will establish the Company's conservation expenditures as Bondable Conservation Investment, will establish the terms and conditions of the Transaction as reasonable, and will establish the Transaction as more favorable to the Company's customers than other reasonably available alternatives.

2.   AMOUNT TO BE FINANCED

     The Company may include in this financing the full amount of its unamortized conservation investment which is being recovered in rates as of the closing date of the Transaction. The Parties agree that this investment can be designated as Bondable Conservation Investment inasmuch as:

          (a) For conservation investment included in rate base as of the conclusion of the Company's last general rate case (Docket Nos. UE-921262 et. al.), the Commission determined that the expenditures were prudently incurred; and

          (b) For conservation investment included in the PRAM 4 proceeding (Docket No. UE-940728), there is a basis for the Commission to find pursuant to RCW 80.28.309 that such expenditures may be designated as Bondable Conservation Investment.

3.   PASS-THROUGH OF SAVINGS FROM TRANSACTION

     The Company estimates that the Transaction will reduce the cost of financing existing conservation investments by about $22.7 million over the remaining life of those investments, assuming a cost rate of 8.75% for the Certificates and a Transaction closing date of July 1, 1995. Beginning
January 1, 1996, the Company shall reduce monthly deferrals recorded under the PRAM to reflect the reduction in financing costs at that time as a result of the Transaction, as calculated according to

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the difference between 11.83%(1)  and the actual cost rate of the Certificates issued pursuant to the Transaction.(2) The cost rate will be derived using a "yield to maturity" calculation incorporating the Certificate rate and actual transaction costs (the typical calculation used to derive such a rate). Such reductions in the deferrals shall continue until the effective date of rates set in the Company's next general rate proceeding.

4.   TRANSACTION COSTS

     (a) DEFERRAL AND AMORTIZATION. The Company is authorized to defer the actual transaction costs associated with the Transaction. The Company shall begin amortizing such transaction costs as of the date of closing of the Transaction. The schedule for amortizing such costs shall be directly proportional to the amortization of the conservation investment refinanced in the Transaction.

      (b) AMOUNT. Transaction costs incurred by the Company in connection with the Transaction shall be subject to review in the Company's next general rate proceeding; provided, however, that any adjustment shall be prospective only, i.e., shall be effective only as to the unamortized balance of such transaction costs at such time.

5.   CONSERVATION INCENTIVE

     As to conservation investment incurred prior to 1991, the Company will cease to earn a 2% increment above the rate of return on common equity otherwise allowed the Company, as authorized by RCW 80.28.260(1), after the earlier to occur of (a) October 1, 1995 or (b) the effective date of rates set in the Company's next general rate or PRAM proceeding.

6.   TARIFF REVISIONS

     The Company will file tariff revisions to its Schedule 80, General Rules & Provisions, in the form proposed in the Application. Such tariff revisions will reflect the actual terms of the Transaction once they are known, and shall become effective as of the closing date of the Transaction. The Parties agree to waiver of statutory


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     (1) The Company's pre-tax authorized rate of return.

     (2) About 8% of the savings, or approximately $19.9 million, would be passed through to customers under this approach, using the same assumptions regarding the cost rate and Transaction closing date.

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notice to permit such tariff revisions to become effective on less than thirty
(30) days' notice.

7.   WAIVER OF NOTICE

     The Parties agree to waive any applicable time limits for issuance of a notice of hearing for presentation of this Stipulation. The Parties request that a hearing be convened on April 26, 1995 for presentation of the Stipulation.

8.   COMMISSION ACTION ON STIPULATION

     This Stipulation is offered in this proceeding as the joint, exclusive recommendation of the Parties with respect to the issues set forth herein. The Parties have negotiated this Stipulation as an integrated document, and therefore recommend that the Commission accept this Stipulation in its entirety. In the event the Stipulation:

     (i)  is rejected in its entirety by the Commission, or

    (ii) is rejected in part by the Commission and any Party notifies the Commission and the remaining Parties within two (2) business days thereafter that the Stipulation is no longer applicable to that Party, the Parties propose that the following procedures apply and at the following times after the Rejection Date (rejection under (i) or notification under (ii) above):
          (a) STAFF AND PUBLIC COUNSEL TESTIMONY will be filed one week after the Rejection Date;

          (b) COMPANY REBUTTAL TESTIMONY will be filed two weeks after the Rejection Date; and

          (c) HEARING will be convened (for purposes of receiving all testimony, with cross-examination, and oral argument) on the later to occur of
(1) one month after the Rejection Date or (2) the originally scheduled hearing dates in this proceeding (May 23 and May 25).

9.   OTHER MATTERS

     (a) NO PRECEDENT. This Stipulation is a negotiated settlement which the Parties agree satisfies the statutory standards of RCW 80.28.005, RCW 80.28.303 and RCW 80.28.309. By executing this Stipulation, no Party shall be deemed to have accepted or consented to the facts, principles, methods or theories employed in

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arriving at such a Stipulation.  The Parties agree that terms of this
Stipulation will not be cited by or against any Party in any other proceeding in which a public service company under Commission jurisdiction seeks to implement the provisions of these statutes.

     (b) EXECUTION. This Stipulation may be executed by the Parties in several counterparts and as executed shall constitute one agreement.

     (c) NECESSARY ACTIONS. Each Party shall take all actions necessary and appropriate to enable it to carry out this Stipulation.

                                III.  CONCLUSION

     The Company, Staff and Public Counsel jointly submit this Stipulation for Commission Approval of the Application, and request that the Commission issue an order approving the Application, including the necessary findings, no later than May 1, 1995. The Parties will present the Stipulation at a hearing which we request be convened on April 26, 1995. Counsel and representatives from each Party will be available at that time to respond to questions from the Commission concerning the Stipulation.

     DATED this 17th day of April, 1995.

PUGET SOUND POWER                       STAFF OF THE WASHINGTON UTILITIES
& LIGHT COMPANY                         AND TRANSPORTATION COMMISSION


By:  /S/  JAMES M. NOSTRAND             By:  /S/  ROBERT D. CEDARBAUM
     -----------------------------           -------------------------------
     James M. Nostrand                       Robert D. Cedarbaum
     Counsel for Puget Sound Power &         Assistant Attorney General
     Light Company                           Counsel for Commission Staff

PUBLIC COUNSEL SECTION,
OFFICE OF THE ATTORNEY
GENERAL


By:  /S/  DONALD T. TROTTER
     -----------------------------
     Donald T. Trotter
     Assistant Attorney General
     Public Counsel Section


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